Exhibit 99.1

Quantum Technologies Reports Fiscal 2008 Fourth Quarter and Fiscal Year Financial Results

IRVINE, Calif., June 30, 2008 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles and applications including hydrogen fuel cell, hybrid, plug-in hybrid, and alternative fuel vehicles, today reported results for the fourth quarter and fiscal year ended April 30, 2008. Conference call information is provided below.

Fiscal 2008 Fourth Quarter Results

Total revenue in the fourth quarter of fiscal 2008 was $9.7 million compared to $3.1 million in the fourth quarter of fiscal 2007, a net increase of 213%. The increase in total revenue was mainly due to increased hydrogen-based hybrid and fuel cell hybrid vehicle product sales and higher contract revenue. The Company’s consolidated operating loss decreased from $5.3 million in the fourth quarter of fiscal 2007 to $4.6 million in the fourth quarter of fiscal 2008. The decline was primarily due to the expanded revenue base and higher gross profits on product sales and development programs.

The Quantum Fuel Systems operating segment loss decreased $1.5 million, or 58%, from $2.6 million in the fourth quarter of fiscal 2007 to $1.1 million in the fourth quarter of fiscal 2008. Corporate segment expenses increased $0.9 million, or 33%, from $2.7 million in the fourth quarter of fiscal 2007 to $3.6 million in the fourth quarter of fiscal 2008. The shared-based compensation expense related to FAS 123R was $0.7 million and depreciation and amortization expense was $1.0 million during the fourth quarter of fiscal 2008. Cash used from operations during the fourth quarter of fiscal 2008 was $0.8 million.

Product sales for the Quantum Fuel Systems segment increased $3.0 million, or 188%, from $1.6 million in the fourth quarter of fiscal 2007 to $4.6 million in the fourth quarter of fiscal 2008. Product sales during the fourth quarter of fiscal 2008 primarily consisted of hydrogen fuel storage systems for General Motors’ Equinox fuel cell hybrid vehicle program and sales of hydrogen-fueled hybrid vehicles. Contract revenue for the Quantum Fuel Systems segment increased $3.5 million, or 233%, from $1.5 million in the fourth quarter of fiscal 2007 to $5.0 million in the fourth quarter of fiscal 2008. The increase was primarily due to higher development program revenues to support the Fisker Karma plug-in hybrid development program and advanced vehicle development programs for General Motors.

The Tecstar Automotive Group business segment ceased operations on January 16, 2008 upon transfer of substantially all of its assets to an affiliate of our lender. Accordingly, the activities of the Tecstar Automotive Group reporting segment are reported as discontinued operations for the fourth quarter and twelve month period ending April 30 th for both fiscal 2007 and 2008. The loss from discontinued operations in the fourth quarter of fiscal 2007 was $10.7 million.

The Company’s net loss from continuing operations decreased from $5.5 million, or $0.09 a share, in the fourth quarter of fiscal 2007 to $4.7 million, or $0.06 a share, in the fourth quarter of fiscal 2008. The Company’s net loss decreased from $16.2 million, or $0.25 a share, in the fourth quarter of fiscal 2007 to $4.7 million, or $0.06 a share, in the fourth quarter of fiscal 2008.

Fiscal Year 2008 Results

For fiscal 2008, the Company had consolidated revenues of $26.5 million compared to fiscal 2007 revenues of $17.7 million, a net increase of 50%. The increase in revenues was primarily a result of higher development program revenues. The Company’s consolidated operating loss decreased $4.6 million, or 20%, from $23.4 million in fiscal 2007 to $18.8 million in fiscal 2008.

Quantum Fuel System segment contract revenue increased $7.6 million, or 109%, from $7.0 million in fiscal 2007 to $14.6 million in fiscal 2008. The increase was due primarily to an increased level of system development and application engineering of our hybrid propulsion systems under funded automotive OEM contracts, and other funded contract work with the United States military and other government agencies. During fiscal 2008, we completed concept development services for a production intent hybrid-electric vehicle for our affiliate, Fisker Automotive and initiated a vehicle development contract with Fisker Automotive that runs though April 2009. The operating loss for the Quantum Fuel Systems segment decreased $5.1 million, or 41%, from $12.4 million in fiscal 2007 to $7.3 million in fiscal 2008. This improvement mainly relates to higher margins earned on product shipments and customer development programs due to the shift in product mix and technology focus over the last year.

Corporate segment expenses increased by $0.4 million, or 4%, from $11.0 million in fiscal 2007 to $11.4 million in fiscal 2008. Corporate expenses reported for this segment reflect the general and administrative expenses that indirectly support our ongoing Quantum Fuel Systems operating segment and our anticipated future operating segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors. The historic proportional corporate expenses that indirectly supported the operations of the Tecstar Automotive Group are not included in the Corporate reporting segment and have been classified as part of discontinued operations on the accompanying condensed consolidated statements of operations. Included in Corporate expenses are $3.0 million and $2.6 million of share-based compensation for fiscal 2007 and 2008, respectively.

The discontinued operations of the Tecstar Automotive Group business segment generated losses, net of tax effects, of $117.9 million in fiscal 2007 compared to a loss, net of tax effects, of $66.1 million in fiscal 2008. The disposal of Tecstar resulted in a gain of $8.6 million which was recognized during the third quarter of fiscal 2008 and recorded in discontinued operations.

The Company’s net loss from continuing operations decreased from $22.6 million, or $0.37 a share, in fiscal 2007 to $19.0 million, or $0.25 a share, in fiscal 2008. The Company's net loss decreased from $140.5 million, or $2.28 a share, in fiscal 2007 to $85.0 million, or $1.11 a share, in fiscal 2008.

Recent Financing and Capital Resources

On May 30, 2008, the Company received $7.5 million in proceeds under a new term note structure and secured a $10.0 million commitment letter from its lender. The Company’s principal sources of liquidity amount to $23.5 million, consisting of $6.0 million of cash and cash equivalents at April 30, 2008, $7.5 million of proceeds received on the new term note and $10.0 million of available committed funding. Based on current projections and estimates, the Company believes that its working capital and principal sources of liquidity are sufficient to fund its operating activities and obligations for at least the next twelve months.

Alan P. Niedzwiecki, President and CEO, stated, “This has been an exciting year for Quantum – strategic investments in solar, the formation of Fisker Automotive, and improved financial results. Quantum Fuel Systems reported a significant increase in revenue in fiscal 2008, driven by strong hybrid and hydrogen vehicle product sales and the initiation of several new development programs and production-intent hydrogen, hybrid and alternative fuel vehicle programs. We plan to use the alliances established in fiscal 2008 as well as the substantial strides made in our proprietary technologies this past year as a catalyst as we begin preparation to reach production volumes on hybrid vehicle programs.

Niedzwiecki continued, “Our strategy going forward is three-pronged: First, we plan to continue to develop and refine our packaged fuel and propulsion systems to capture new customers in a growing hydrogen and alternative fuel vehicle market. Second, we plan to leverage our technologies and systems integration capabilities in the hybrid and plug-in hybrid OEM vehicle markets to support the launch of the Fisker Karma and to expand our customer base. Finally, we plan to expand our involvement in solar businesses and alliances by assembling solar modules in the United States and assess strategic opportunities in thin film modulization as well as opportunities in solar panel distribution and integration.”

Niedzwiecki continued on the Company’s solar initiatives, “In terms of solar expansion, we are excited about Asola’s expansion to 45 MWs in Germany and we continue to target additional partnerships and expansion opportunities in Europe outside of Germany. Additionally, we plan to establish a 45MW solar modulization plant in California during fiscal 2009, which we are expecting will lead to tremendous upside potential in the U.S. market.”

Niedzwiecki concluded, “The Fisker Karma vehicle program remains on target with production expected to begin in the 4th quarter of calendar 2009. Fisker Automotive expects to produce 7,500 Karmas in calendar 2010, for which Quantum will be providing the complete plug-in hybrid propulsion system based on lithium ion battery and control system technology.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statement of Operations

	Three Months Ended April 30,		Year Ended April 30,
	2007	2008	2007	2008
Revenue:
Net product sales	$1,572,231	$4,619,951	$10,662,721	$11,856,277
Contract revenue	1,527,623	5,045,687	7,015,939	14,640,885

Total revenue	3,099,854	9,665,638	17,678,660	26,497,162
Costs and expenses:
Cost of product sales	1,205,541	3,871,317	9,483,918	10,015,622
Research and development	2,845,301	5,792,330	14,146,098	17,499,221
Selling, general and administrative	3,939,109	4,214,765	15,810,938	16,077,527
Amortization of intangibles	418,481	419,022	1,674,190	1,675,835

Total costs and expenses	8,408,432	14,297,434	41,115,144	45,268,205

Operating loss	(5,308,578)	(4,631,796)	(23,436,484)	(18,771,043)
Interest expense, net	(461,052)	(678,942)	(15,781)	(2,218,035)
Minority interest in losses of subsidiaries	249,709	401,118	811,262	1,718,813
Equity in earnings of affiliate	—	238,000	—	335,500
Other income (expense), net	(1,258)	(13,280)	5,902	(27,443)

Loss from continuing operations before income taxes	(5,521,179)	(4,684,900)	(22,635,101)	(18,962,208)
Income tax expense	(400)	(400)	(1,600)	(1,600)

Net loss from continuing operations	(5,521,579)	(4,685,300)	(22,636,701)	(18,963,808)
Loss from discontinued operations, net of tax effects	(10,662,450)	—	(117,892,596)	(66,062,163)

Net loss	$(16,184,029)	$(4,685,300)	$(140,529,297)	$(85,025,971)

Per share data - basic and diluted:
Loss from continuing operations	$(0.09)	$(0.06)	$(0.37)	$(0.25)
Loss from discontinued operations	(0.16)	—	(1.91)	(0.86)

Net loss	$(0.25)	$(0.06)	$(2.28)	$(1.11)

Number of shares used in per share calculation - basic and diluted	66,049,803	78,771,701	61,760,458	76,840,861

Cash Flow Information for Continuing Operations:
Depreciation and amortization	$956,220	$971,004	$3,922,452	$3,798,138
Cash used in operating activities	(7,416,304)	(766,218)	(14,462,442)	(13,896,257)
Capital expenditures	—	(838,444)	(208,334)	(1,630,914)

	April 30, 2007	April 30, 2008
Balance Sheet Information:
Continuing Operations:
Cash and cash equivalents	$2,526,312	$6,023,715
Current assets	14,607,977	22,741,528
Property & equipment, net	4,530,241	3,852,566
Goodwill & intangibles, net	39,299,465	37,420,606
Total assets	59,055,839	68,785,620
Current liabilities	9,527,133	21,812,829
Long-term debt and other liabilities	27,260,649	33,623,598
Discontinued Operations:
Total assets	108,487,531	—
Total liabilities	53,226,014	—
Stockholders’ equity	77,529,574	13,349,193

Fiscal 2008 Highlights

Drive the Future with Fisker Automotive, a New Green American Premium Car Company - Quantum and Fisker Coachbuild, LLC launched a joint venture in Fisker Automotive, Inc. - a green American premium car company. Fisker Automotive will offer a range of environmentally friendly premium cars. Design and technology development are already underway for the first production car. All models will feature cutting-edge plug-in hybrid technology penned as Q-Drive, developed by Quantum Technologies exclusively for Fisker Automotive. This all-new plug–in Q-Drive chassis layout will allow Fisker to design innovative luxury cars with uncompromised proportions as well as the sought after performance so often missing in other eco-friendly automobiles.

Quantum’s Fisker Automotive Joint Venture Released First Images of Plug-In Hybrid Four-Door Premium Sports Sedan - Quantum released a preview of the first production vehicle to be launched from Fisker Automotive, Inc. Fisker Automotive, Inc. is a joint venture between Quantum and Fisker, and will offer a range of environmentally friendly premium cars. Initial deliveries are anticipated to commence in the 4th quarter of 2009, with annual production projected to reach 15,000 units.

Quantum’s Fisker Automotive Joint Venture Launched the New Fisker Premium Hybrid at the North American International Auto Show - Quantum’s Fisker Automotive, Inc. joint venture launched the Fisker Hybrid at the North American International Auto Show (NAIAS) in Detroit, MI in January 2008. The Fisker Hybrid sedan was showcased in two locations at NAIAS, with a solar energy-based re-charging station, developed by Quantum in conjunction with its German solar energy partner, Asola Advanced and Automotive Solar Systems GmbH. The 2010 Fisker Hybrid is a 4-door premium sports sedan, positioned to meet the increasing demand for “green vehicles” in the luxury automotive market segment. Quantum will supply its proprietary Q-Drive high-performance plug-in-hybrid electric vehicle architecture for the current Fisker Hybrid sedan as well as all future Fisker models. The Q-Drive plug-in hybrid electric drive system is designed to achieve fifty (50) miles of zero emission, battery-only range while providing combined gasoline-electric hybrid operation to enable uncompromised vehicle range and performance. The Q-Drive system will be integrated into a unique chassis developed by Quantum that will enable performance optimization and vehicle dynamics. Benefits of the Q-Drive system include optimized fuel efficiency and superior performance, unchanged gas station infrastructure, and home-based battery recharging with any 110-volt outlet or, as an option, 220/240-volt fast-charging using Quantum’s solar energy powered re-charging station.

Quantum Awarded $14.5 Million in Development Programs to Advance and Integrate Q-Drive System for Fisker Automotive - Quantum received $14.5 million in programs from Fisker Automotive, Inc. to advance and integrate Quantum’s proprietary high-performance plug-in-hybrid electric vehicle (“PHEV”) architecture for the Fisker Karma four-door sport sedan production model.

Quantum to Supply Modular Hydrogen Refueling Station to Shell Hydrogen - Quantum was awarded a contract from Shell Hydrogen, LLC for a modular hydrogen refueling station. The unit will be sited by Shell Hydrogen at a yet to be determined location within the United States.

Quantum Teams with Boeing to Advance Hydrogen Storage Technologies; Selected for $5.6 Million Award from the United States Department of Energy - Quantum’s proposal to the United States Department of Energy (DOE) was selected for final negotiations for a contract to develop next-generation manufacturing technologies for hydrogen storage vessels. The total value of this project, which will be done in partnership with The Boeing Company (NYSE:BA), is $5.6 million over a period of three years.

Quantum Awarded Contract to Develop Diesel Hybrid Electric Vehicles for United States Army - Quantum was awarded a contract to develop a diesel hybrid electric version of its Alternative Mobility Vehicle (AMV) “Aggressor.” This program is a follow on to Quantum’s successful “Aggressor” vehicle, a high performance light-duty off-road fuel cell hybrid vehicle developed for the United States Army’s Tank Automotive Research, Development and Engineering Center (TARDEC), National Automotive Center (NAC). The contract has a total value of $4.9 million. The objective of this program is to develop a second-generation high-performance light-duty off-road hybrid electric vehicle platform based on the results of and feedback from the United States Army’s testing and evaluation of the Aggressor. The propulsion system for this next phase of AMV development will focus on a JP-8 fuel-compatible diesel internal combustion engine based, battery dominant, series hybrid electric system, which would provide a cost-effective, near-term solution as fuel cell technology matures.

Quantum’s Hydrogen Vehicles Featured at Norsk Hydro’s First Hydrogen Refueling Station - Quantum announced the delivery of Quantum’s hydrogen hybrid Priuses to the grand opening of Norsk Hydro’s first hydrogen refueling station. Norsk Hydro’s first hydrogen refueling station is located outside the company’s research center at Herøya, Porsgrunn, Norway. It was officially opened on June 12, 2007 by State Secretary Steinulf Tungesvik of the Norwegian Ministry of Transport and Communications and Norsk Hydro's President and CEO Eivind Reiten.

Quantum Supplies Hydrogen Vehicles to Iceland’s SMART-H2 Project - Quantum was awarded a contract to supply ten hydrogen hybrid Priuses to VistOrka for use in Iceland’s SMART-H2 project. The SMART-H2 (Sustainable Marine and Road Transport – Hydrogen in Iceland) project is a supported market introduction where participants impose various demands on hydrogen technology in a variety of market applications. VistOrka’s role in SMART-H2 includes leading the steering committee for the project, financing its management, subsidizing hydrogen vehicles, and providing support to follow up all parts of the project. The SMART-H2 will be one of the largest hydrogen demonstrations in the world

Quantum Supplies Transportable Hydrogen Refueling Stations to General Motors - Quantum supplied three transportable hydrogen refueling stations to General Motors. These units will be used to refuel GM’s fuel cell vehicles, which are equipped with Quantum hydrogen fuel systems, at various locations, from vehicle proving grounds and public ride-and-drive events to fleet demonstrations.

Quantum Received Order for Hydrogen Hybrid Vehicles for United States Army - Quantum received an order for six hydrogen hybrid vehicles for the United States Army’s Tank Automotive Research, Development and Engineering Center (TARDEC). The contract will be administered by Aerospace Engineering Spectrum (AES), based in Ogden, Utah.

Quantum Acquires 25% Stake in German Solar Company - Quantum completed the acquisition of a 25% equity stake in Asola Advanced and Automotive Solar Systems GmbH (“Asola”), a leading German solar energy technology company that develops and manufactures high quality and high-efficiency photovoltaic modules for a number of innovative applications, including commercial, residential and automotive. Based on existing orders and capacity, Asola anticipates 2008 revenues in excess of 50 million Euros while generating strong profit margins. Currently, Asola‘s order backlog extends for several years, building on the long-term solar cell supply agreement that Asola and Quantum entered into with prominent German solar cell manufacturer Ersol.

Quantum and German Solar Partner Asola Entered into 155 MW Solar Cell Supply Agreement with Ersol Group AG - Quantum’s German solar strategic partner, Asola, signed a ten-year supply contract with Ersol Solar Energy AG for the procurement of 155 MWs of high-efficiency silicon photovoltaic solar cells, starting in 2008. The potential revenue associated with the purchased Ersol cells is estimated to exceed US $0.5 Billion.

Quantum and German Solar Partner Asola Awarded $135 Million Contract to Supply Solar Modules - Asola was awarded a contract by AS Solar GmbH for the supply of high-efficiency silicon photovoltaic solar modules. The value of this contract is estimated at $135 million over a three year period, beginning in 2008, and subject to final negotiations on quantity and price in 2009 and 2010. Asola will supply its state-of-the-art 270 Watt and 230 Watt modules to AS Solar for installations primarily in Spain. AS Solar is a leading German integrated solar energy systems company with a strategic focus on Germany, Italy, and Spain.

Quantum and German Solar Partner Asola Awarded $20 Million Contract by a Leading European Solar System Integrator - Asola won a $20 million contract from Krannich Solar, for the supply of high-efficiency silicon photovoltaic solar modules. Krannich Solar (one of the largest solar system providers in Europe) will take delivery of Asola’s high quality products in 2008.

Quantum and Asola to Triple Plant Capacity for Solar Modules in Germany to Meet Increasing Demand - Asola is expanding its annual solar module manufacturing capacity to 45 MW (megawatts peak power), in response to increasing demand for photovoltaic power systems in Europe. Asola has successfully secured financing for this expansion, and plans to commission the new state of the art facility by fall 2008.

Quantum’s Advanced Hydrogen Storage Technology Supports Challenge X Vehicles Exhibited at EVS 23 - Quantum supplied its advanced hydrogen storage systems to three of the participating teams, as well as providing technical support, safety training, and system commissioning. Quantum’s Advanced Vehicle Concept Center in Lake Forest, California also served as a staging and inspection site for Challenge X teams participating in the 23rd International Electric Vehicle Symposium (EVS-23).

Quantum Received an Order to Expand Hydrogen Hybrid Vehicle Fleet for United States Army - Quantum received an order for four additional Ford Escape Hydrogen Hybrid vehicles for the United States Army’s Tank Automotive Research, Development and Engineering Center (TARDEC). The contract will be administered by Aerospace Engineering Spectrum (AES), based in Ogden, Utah.

Quantum Signs Strategic Agreement for Distribution of Alternative Fuel Systems in India - Quantum has signed an agreement for the marketing, sales, and distribution in India of its leading alternative fuel vehicle products and systems for compressed natural gas (CNG), blends of natural gas and hydrogen, and liquid petroleum gas (LPG).

Financial Results Call Scheduled:

Monday June 30, 2008 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #53823470

Participants should call this number 10 minutes prior to the starting time. An operator will check your name and organization. You will be asked to wait until the call begins.

For those of you unable to join us for this earnings and year end call, a playback of this call will be available via telephone approximately two hours after the call until July 15, 2008 at 1:30 p.m. PST. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by July 15, 2008: http://www.qtww.com/about/investor_information/conference_calls/index.php as well as its’ investor relations counsel’s webpage www.redchip.com.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

Quantum has also formed a new company with Fisker Coachbuild, LLC, which is called Fisker Automotive, Inc. Fisker Automotive will offer a range of environmentally friendly premium cars, incorporating Quantum’s proprietary high-performance plug-in-hybrid electric vehicle architecture, known as “Q-Drive”, into a unique chassis that will enable optimizing the performance and vehicle dynamics.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 3000(R) and Russell 2000(R) indexes.

Forward-Looking Statements:

Statements in this document regarding future financial and operating results, future growth in customers and development programs, the development and commercialization of fuel cell vehicles and hybrids, solar opportunities, new or expanded customer contracts, the production schedule and program timing of OEMs and other entities, future opportunities for Quantum, the disposal of Tecstar and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into new OEM-level programs and other new model platforms with our OEM customers; costs and potential litigation associated with our acquisitions or the disposal of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and hybrid vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of hybrid, fuel cell and alternative fuel technologies; the timing of new vehicle introductions by our OEM customers; our dependence on a concentrated number of customers for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2008 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Email: drasmussen@qtww.com

Investor and Public Relations:

Sanford Diday

RedChip Companies, Inc.

+1-407-644-4256 X115

(C)2008 Quantum Fuel Systems Technologies Worldwide, Inc.
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